Exhibit 99.1

RF Monolithics Names McGladrey & Pullen, L.L.P. as Company's Independent Registered Public Accounting Firm

    DALLAS--(BUSINESS WIRE)--Nov. 24, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) (RFM), a leading provider of radio frequency products for wireless communications applications, today named McGladrey & Pullen, L.L.P. as its new independent registered public accounting firm following the dismissal of its former firm.
    RFM's Chief Financial Officer, Harley Barnes commented, "The Audit Committee of our Board of Directors recently sought proposals from seven accounting firms, including our former auditors, with respect to the audit of the Company's consolidated financial statements and internal controls for our fiscal year ending August 31, 2005. This action was part of a process to competitively bid these services and obtain the right balance of capability and cost. After an in-depth analysis of the proposals submitted, the Audit Committee selected McGladrey & Pullen, L.L.P. as the Company's independent auditors effective November 19, 2004, and thereafter dismissed our former firm. The change in auditors was not the result of any problems or disagreements with the former firm."
    Further information on the change can be viewed in the Company's current Report on Form 8-K dated November 24, 2004, and filed with the Securities and Exchange Commission

    About RFM:

    Celebrating its 25th year in business, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave and other technologies for the automotive, consumer, distribution, industrial, medical, security and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    CONTACT: RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767